Exhibit 10.42

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (“Agreement”) dated October    , 2025 (the “Effective Date”), is made by and between Ocugen, Inc., a Delaware corporation with an address at 11 Great Valley Parkway, Malvern, PA 19355, USA (“Ocugen”), and OrthoCellix, Inc., a Delaware corporation with an address at                        (“OrthoCellix”).  Ocugen and OrthoCellix are sometimes collectively referred to herein as the “Parties” and each separately as a “Party.”

BACKGROUND

On June 19, 2025, Ocugen contributed the NeoCart Assets (as defined in that certain Asset Contribution Agreement dated June 19, 2025, between Ocugen and OrthoCellix (the “Contribution Agreement”)) to OrthoCellix, which was a wholly-owned subsidiary of Ocugen on such date.  As a result of a reverse merger of OrthoCellix into a wholly owned subsidiary of Carisma Therapeutics, Inc. (“Carisma”) effective on the Effective Date, Ocugen became the majority owner of Carisma and OrthoCellix became a wholly-owned subsidiary of Carisma.   OrthoCellix desires Ocugen to manufacture and supply the Product to OrthoCellix for use in the Phase III Clinical Trial (as defined in Article 1).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.Definitions

Any capitalized terms not otherwise defined in the body of this Agreement shall have the following meanings, and all terms defined in the singular shall have the same meanings when used in the plural (and vice versa), unless otherwise specified:

Affiliate

Any corporation or entity that controls, is controlled by, or is under common control with a Party.  The term “control” shall mean, for the purpose of this Agreement, ownership of fifty percent (50%) or more of the registered capital and/or assets or the power to appoint or direct the management of a corporation/entity or appoint or elect the majority of the directors of a corporation/entity.  Notwithstanding the foregoing, Ocugen and OrthoCellix are not Affiliates of each other for purposes of this Agreement.

Applicable Laws	Any federal, state or local laws, statutes, ordinances, rules or regulations that are in effect from time to time during the Term and apply to a particular activity hereunder.
Applicable Standards	Any commonly accepted industry standards applicable to contract Manufacturing of a regenerative medicine cell therapy including GMP.

Claims

All demands, claims and liabilities (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, legal costs, or other expenses of any nature whatsoever, and all costs and expenses (including legal costs) incurred in connection therewith.

Clinical Data	Any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated from the Phase III Clinical Trial.
Confidential Information

All (a) documents and information provided by or on behalf of one Party to the other Party in connection with or in furtherance of this Agreement, (b) the terms of this Agreement, and (c) all Technology, unpublished Patent Rights and any other Intellectual Property Rights that are disclosed or provided by or on behalf of a Party to the other Party, or to any of its employees, consultants or Affiliates during the Term or otherwise pursuant to this Agreement.

Control or Controlled

With respect to any Intellectual Property Rights, the possession by a Party of the right to grant a license or sublicense to such Intellectual Property Rights, as provided herein without (a) violating the terms of any agreement or arrangement with any third party, (b) violating any Applicable Laws or (c) generating any payment due to any third party such as royalties.  For clarity, neither a Party nor any of its Affiliates shall be deemed to Control any Intellectual Property Rights by virtue of the rights granted by the other Party under this Agreement.

Data	Results, data and analyses thereof, including all the non-clinical data, manufacturing and testing data and Clinical Data.
FDA	The United States Food and Drug Administration and any successor agency thereto.
Force Majeure

Any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, or (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, labor dispute, pandemic or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Authority or of any subdivision, authority or representative of any such Governmental Authority.

GMP	Good Manufacturing Practices as promulgated by the FDA from time to time and applicable to the Product.
Governmental Authority	Any federal, state, local, municipal, or other governmental authority of any nature in the United States.
Intellectual Property Rights

All rights of the following types arising or granted in any jurisdiction, as of the Effective Date or in the future, whether registered or unregistered: (a) rights associated with works of authorship, including copyrights, computer programs, mask works and moral rights; (b) Know-How; (c) Patent Rights and industrial property rights, including design patents, design registrations and other rights in industrial designs; (d) Technology; and (e) software, database rights and any other proprietary, intellectual, industrial property or information rights of any kind not otherwise covered by clauses (a) through (d); and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of and applications for any of the rights referred to in clauses (a) through (e).

Know-How

Any methods, discoveries, processes, techniques, ideas, inventions, modifications, know-how, practices, specifications, designs, plans, documentation, algorithms, trade secrets, Data, quality control information and procedures and regulatory information and the like, in written, electronic, oral, graphic, or other tangible or intangible form, now known or hereafter developed, whether or not patentable or registrable.

Manufacture

Any activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, stability testing, quality assurance and quality control of the Product.  When used as a verb, “Manufacturing” means to engage in Manufacture and “Manufactured” has a corresponding meaning.

OrthoCellix Patent Rights	The Patent Rights that contain one or more claims to the OrthoCellix Technology, including all Patent Rights transferred to OrthoCellix pursuant to the Contribution Agreement.
OrthoCellix Technology

Any Technology that (a) is necessary for the conduct of the Manufacture hereunder, including with respect to the Work Plan, and (b) (i) is Controlled by OrthoCellix or its Affiliates as of the Effective Date or (ii) is Controlled by OrthoCellix or its Affiliates during the Term and conceived or first reduced to practice by OrthoCellix or its Affiliates or employees or subcontractors of, consultants to, or collaborators with OrthoCellix or its Affiliates outside of the conduct of the Manufacture or Work Plan, or that otherwise relates to any Product (including its composition of matter, formulation, or method of delivery or use).
Patent Rights

The rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing, and also including any and all utility models and registered designs.

Person

An individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

Phase III Clinical Trial	The Phase III clinical trial of the Product, the design or endpoints of which the FDA has tentatively agreed as of the Effective Date.
Product	The regenerative medicine advanced therapy known as NeoCart.
Technology

Collectively, data, results, technology, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable and in any tangible or intangible form, including: (a) methods of manufacture or use of, and structural and functional information pertaining to, cell therapies; (b) compositions of matter, data, formulations, processes, techniques and results; and (c) unregistered design rights, rights under data exclusivity laws, rights under orphan drug laws, rights under unfair competition laws, property rights in biological or chemical materials, extension of the terms of any such rights, applications for and the right to apply any of the foregoing registered property and rights, and similar or analogous rights. For clarity, Technology excludes Patent Rights.

Work Plan

The written plan for the Manufacture of the Product as set forth in Exhibit A, as such plan may be amended, modified or updated by the Parties from time to time. Any modifications of the Work Plan shall only be valid under mutual written consent by both Parties.

2.Manufacturing

2.1.Ocugen Responsibility.

(a)Diligence.  Ocugen shall use commercially reasonable efforts to perform its Manufacturing and other obligations set forth herein, including those obligations set forth in the Work Plan (see Exhibit A).

(b)Compliance.  Ocugen shall perform the Manufacturing activities in compliance with the Work Plan and all Applicable Laws and Applicable Standards in the United States.

(c)Records.  Ocugen shall maintain complete and accurate records of its activities hereunder in accordance with Applicable Standards.

(d)Regulatory Filings/Approvals and Assistance.  Ocugen will provide to OrthoCellix such chemistry, manufacturing and control information as may be required by the FDA in order for the FDA to allow the Phase III Clinical Trial to proceed; provided that with OrthoCellix’s prior written consent, Ocugen may instead or also file a master file with the FDA in respect of the Manufacturing process and provide to OrthoCellix a letter of authorization that allows the FDA to reference such master file when reviewing OrthoCellix’s investigation new drug application for the Product.

(e)Equipment and Facilities.  Ocugen shall ensure that equipment and  facilities used to Manufacture the Product have the appropriate quality qualification and necessary capacity to produce the Product.

(f)Commercial Manufacturing and/or Technology Transfer.  The Parties acknowledge that this Agreement only covers activities in respect of the Phase III Clinical Trial.  If requested by OrthoCellix, the Parties will negotiate in good faith for one or more agreements covering transfer of the manufacturing process for the Product and/or commercial manufacturing of the Product including all relevant terms, conditions and consideration payable to Ocugen.

2.2.OrthoCellix Responsibility.

(a)OrthoCellix, at its own cost, shall perform its obligations under the Work Plan.

(b)Without limiting the generality of Section 2.2(a), OrthoCellix, at its own cost, shall provide to Ocugen each subject’s chondrocyte biopsy required for Ocugen to Manufacture the Product for the applicable subject and such other materials as are specified in the Work Plan.

(c)OrthoCellix is solely responsible for the conduct of the Phase III Clinical Trial.

3.Delivery of the Product; Acceptance or Rejection

3.1.Delivery.

(a)Delivery.  Ocugen shall deliver each Product to OrthoCellix EXW (Incoterms 2020) Ocugen’s Manufacturing facility (the “Delivery Location”) and all terms implied by such delivery term are hereby incorporated by reference.

(b)Completion of Delivery.  Without limiting the generality of Section 4.1(a), (i) delivery of a unit of the Product occurs when such unit is made available for pickup by OrthoCellix or its carrier at the Delivery Location, and (ii) risk of loss and title in such unit of Product shall pass to OrthoCellix upon such delivery at the Delivery Location.

3.2.Acceptance and Rejection.  OrthoCellix acknowledges that the Product is made using an experimental, biologic system the output of which is not guaranteed.  As such, OrthoCellix may reject a unit of the Product delivered by Ocugen only if such unit does not meet its relevant specifications and the failure to meet such specification was caused by Ocugen’s failure to perform in accordance with the Applicable Standards.  If OrthoCellix does not notify Ocugen of OrthoCellix’s rejection of a unit of Product in writing within ten (10) days after delivery of such unit to OrthoCellix, then such unit shall be deemed to have been accepted by OrthoCellix upon the expiration of the ten (10) day period after the delivery of such unit of Product.

3.3.Remedy for Properly Rejected Product.  If OrthoCellix properly rejects a unit of the Product or if Ocugen is otherwise found to be liable for supplying a unit of Product that does not meet specifications, then OrthoCellix’s sole and exclusive remedy shall be for Ocugen to make another unit of the Product at its cost, except that OrthoCellix shall provide the chondrocyte biopsy and other materials as set forth in Section 2.2(a) at its sole cost.

3.4.No Liability for Ocugen Failure.  Ocugen shall have no liability for any failure or delay in delivering a unit of the Product to the extent that such failure or delay is caused by OrthoCellix's failure to comply with its obligations under this Agreement.

4.Price and Payment

4.1.Price.  Ocugen will charge OrthoCellix for performance of its obligations and services under this Agreement in an amount equal to (a) its fully loaded cost of performance as determined in accordance with Ocugen’s then-current accounting standards including facility costs (including allocated lease costs, facility preparation, utilities and maintenance); allocated equipment costs (including qualification, validation and maintenance); analytical method development costs; third party vendor costs; raw material, reagent, consumable and lab supply costs; production costs not already mentioned; packaging; insurance; and the allocated cost of personnel (salary plus all applicable benefits) performing or supporting such activities plus (b) twenty percent (20%) (collectively, the “Fees”).

4.2.Invoicing and Payment.

(a)On a monthly basis, Ocugen will invoice OrthoCellix for the Fees incurred in the prior calendar month, and OrthoCellix shall pay the undisputed portion of the Fees within thirty (30) days after the date of each such invoice.  If OrthoCellix desires to dispute any of Ocugen’s invoices issued under this Agreement, it must do so prior to the due date of such invoice.

(b)Notwithstanding Section 4.2(a), if Ocugen expects to incur out-of-pocket costs included in the Fees in any month in an amount in excess of $300,000, such as ordering of raw materials or advance payments to third party vendors, in each case as reasonably necessary for Ocugen to perform the Work Plan, Ocugen may invoice OrthoCellix in advance for such Fees.  Ocugen is not required to issue the relevant purchase order, advance the relevant payment or otherwise incur the relevant out-of-pocket cost until OrthoCellix has paid Ocugen’s invoice for advance payment of the same.

(c)Notwithstanding Ocugen’s rights under Section 4.5, Ocugen may suspend its performance under this Agreement if Ocugen does not timely receive payment when due. However, Ocugen agrees that it shall not suspend any activities hereunder without first providing five (5) days’ prior written notice to OrthoCellix.

4.3.In the event the Parties mutually agree to modify the Work Plan in such a manner as would materially increase the costs of Ocugen’s performance thereunder, the Parties will negotiate in good faith any adjustment necessary to account for such increased costs.

4.4.Taxes.  For the sake of clarity, the Parties agree that any payments made by OrthoCellix to Ocugen are exclusive of all taxes, freight charges, duties, and other applicable fees, all of which OrthoCellix shall pay directly to the relevant authority or to Ocugen as invoiced by Ocugen to OrthoCellix.

4.5.Late Payment Charges.  OrthoCellix shall pay a late charge per month based on an annualized rate of eighteen percent (18%) or the highest percentage allowed under Applicable Law, whichever is lower, on all undisputed amounts not paid when due.  The late charge shall be paid on the next date on which payment is due after such late charge has accrued.

5.Intellectual Property Rights

5.1.Intellectual Property Rights.

(a)As between the Parties, any and all Intellectual Property Rights that Ocugen or its Affiliates own, use or otherwise Control as of the Effective Date and that are not exclusively related to the NeoCart Assets shall belong to Ocugen (“Ocugen Background IP”).  As between the Parties, any and all Intellectual Property Rights that are conceived, obtained, acquired, created, developed or that otherwise arise, including any improvement, enhancement, formulation or modification by either one or both Parties in the performance of this Agreement that directly relates to the Ocugen Background IP shall be automatically and solely owned by Ocugen (“Ocugen Foreground IP”).  OrthoCellix acknowledges that Ocugen, its Affiliates or their licensors, as applicable, shall retain all right, title and interest in and to the Ocugen Background IP and Ocugen Foreground IP hereunder, subject to any licenses granted hereunder.

(b)As between the Parties, any and all Intellectual Property Rights, including with respect to the Product, the OrthoCellix Patent Rights and OrthoCellix Technology, that OrthoCellix or its Affiliates own, use or otherwise Control as of the Effective Date shall belong to OrthoCellix (“OrthoCellix Background IP”).  As between the Parties, any and all Intellectual Property Rights (including Clinical Data and any other Data related to the Phase III Clinical Trial) that are conceived, obtained, acquired, created, developed or that otherwise arise, including any improvement, enhancement, formulation or modification by either one or both Parties in the performance of this Agreement that directly relate to the OrthoCellix Background IP, with the exception of any Ocugen Background IP or Ocugen Foreground IP that may be included therein, shall be automatically and solely owned by OrthoCellix (“OrthoCellix Foreground IP”).  Ocugen acknowledges that OrthoCellix, its Affiliates or their licensors, as applicable, shall retain all right, title and interest in and to the OrthoCellix Background IP and OrthoCellix Foreground IP hereunder, subject to any licenses granted hereunder.

5.2.Intellectual Property Rights Filing, Prosecution and Maintenance.  Each Party shall, acting through the Intellectual Property Rights counsel of its choice, prepare, file, prosecute and maintain its respective Intellectual Property Rights as the owning Party may decide.  Each Party shall, at the request of the other Party, cooperate and assist in all reasonable ways with respect to the preparation, filing, prosecution and maintenance of the Intellectual Property Rights relating to this Agreement with the other Party.

5.3.Enforcement and Defense.  Each Party shall be solely responsible for the enforcement and defense of its own Intellectual Property Rights.  Each Party shall inform the other Party promptly if it becomes aware of any infringement, potential infringement or misappropriation of the other Party’s Intellectual Property Rights relevant to this Agreement anywhere in the world.  Each Party shall not take any position with respect to, or compromise or settle, any such infringement of the other Party’s Intellectual Property Rights in any way that may derogate from the other Party’s rights in this Agreement or with respect to such Intellectual Property Rights, without the prior written consent of other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.4.Infringement of Third Party Rights.

(a)If any warning letter or other notice of infringement from a third party is received by a Party, or a legal suit, proceeding or other action is brought against a Party, alleging infringement of the Intellectual Property Rights of such third party by reason of the conduct of this Agreement, that Party shall promptly provide full details to the other Party, and the Parties shall discuss as soon as possible the overall strategy for defense of such matter and the best way to respond.

(b)A Party shall have the right to settle the related suit, proceeding or other action with the applicable third party, provided, that if the taking of any action or any proposed settlement involves the making of any statement, express or implied, concerning the validity of the Intellectual Property Rights relating to this Agreement, the other Party shall be notified before a Party takes such action or makes such settlement; and provided further, that, if the taking of any action or any proposed settlement involves any obligation on the other Party or any agreement to restrict or limit the use of any Party’s Intellectual Property Rights, the other Party shall have the right to prior consent to such settlement in writing.

6.Grant of Rights

6.1.License Grants to Ocugen.  Subject to the Intellectual Property Rights described herein and the terms and conditions of this Agreement, OrthoCellix hereby grants to Ocugen a non-exclusive, royalty free, revocable, non-sublicensable limited license during the Term to use the OrthoCellix Background IP and OrthoCellix Foreground IP solely as necessary or otherwise reasonably useful to Manufacture the Product for supply to OrthoCellix under this Agreement.  For the avoidance of doubt, the foregoing license does not allow Ocugen to practice any OrthoCellix Background IP and OrthoCellix Foreground IP for any purpose other than Manufacturing the Product for supply to OrthoCellix under this Agreement.

6.2.License Grants to OrthoCellix.   Subject to the Intellectual Property Rights described herein and the terms and conditions of this Agreement, Ocugen hereby grants to OrthoCellix a non-exclusive, royalty free, revocable, non-sublicensable limited license during the Term to use the Ocugen Background IP and Ocugen Foreground IP in the United States solely as necessary or otherwise reasonably useful for the purpose of enabling the Phase III Clinical Trial.

7.Representations, Warranties and Covenants

Each Party represents and warrants to the other Party as of the Effective Date that:

(a)it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b)it has the full right, power, and authority to enter into this Agreement and to grant the rights and licenses granted by it under this Agreement;

(c)there are no existing, or to its knowledge, threatened claims pending with respect to the subject matter of this Agreement or its right to enter into and perform its obligations under this Agreement; and

(d)this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, subject to the general principles of equity and to the laws of bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally, and to any applicable competition laws.

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 7 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATION, WARRANTY, OR GUARANTEE OF ANY KIND WHATSOEVER IN CONNECTION WITH THIS AGREEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, OCUGEN HEREBY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

8.Confidential Information

8.1.Confidentiality Obligations.  Each Party (the “Receiving Party”) undertakes:

(a)to maintain as secret and confidential all Confidential Information obtained directly or indirectly from the other Party (the “Disclosing Party”) in the course of, or in anticipation of, this Agreement and to respect the Disclosing Party’s rights therein;

(b)not to use such Confidential Information for any purpose other than as contemplated in this Agreement or with the Disclosing Party’s prior written consent;

(c)not to disclose such Confidential Information to any Person other than those of its staff or advisers to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement and which are under equally strict confidentiality obligations; and

(d)take all reasonable steps necessary to prevent the unauthorized disclosure or use of any of the Disclosing Party’s Confidential Information.

8.2.Exceptions to obligations.  The provisions of Section 8.1 shall not apply to Confidential Information or data which the Receiving Party can demonstrate by reasonable, written evidence:

(a)was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal;

(b)is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party;

(c)is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees or Affiliates;

(d)is independently developed by the Receiving Party by individuals who have not had any direct or indirect access to the Disclosing Party’s Confidential Information or data; or

(e)the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any Governmental Authority or the FDA, provided, that the Receiving Party shall, to the extent permitted under Applicable Laws (i) inform the Disclosing Party as soon as reasonably practicable, and (ii) at the Disclosing Party’s request seek to persuade the court, Governmental Authority or the FDA to have the information treated in a confidential manner, where and to the extent this is possible under such court’s or authority’s procedures; except that the foregoing provisos in clause (i) and (ii) shall not apply to confidential disclosure made to the FDA.

8.3.Disclosures to Employees.  The Receiving Party shall procure that all of its employees who have access to any of the Disclosing Party’s information to which Section 8.1 applies shall be made aware of and subject to the obligations of this Article 8 and shall have entered into written undertakings of confidentiality at least as restrictive as those set forth in Section 8.1 which apply to the Disclosing Party’s Confidential Information.

8.4.Regulatory Disclosures.  Each Party has the right to make announcements or disclosures concerning the transactions contemplated by this Agreement or any ancillary matter, if:

(a)required under Applicable Laws, including the rules of any securities regulator, securities exchange or Governmental Authority to which such Party is subject; or

(b)in connection with information supplied to its shareholders from time to time; provided, that the announcement shall be made after consultation with and the prior agreement of the other Party as to the terms and timetable for publication of the announcement, such consultation and prior agreement to be sought within a reasonable timeframe and not to be unreasonably withheld or delayed by the other Party.

8.5.Return of Confidential Information.  Upon the termination of this Agreement for any reason, the Receiving Party shall return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information, including all copies made and make no further use or disclosure thereof, provided, that the Receiving Party may retain one copy of the Confidential Information of the Disclosing Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with Applicable Laws and its obligations hereunder.

8.6.Term.  Without prejudice to other provisions in this Agreement, the obligations of this Article 8 will be binding and remain in force for an additional period of five (5) years after the termination of this Agreement.

9.Term and Termination

9.1.Term.  This Agreement, unless extended mutually by the Parties in writing, shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Article 9 shall continue until the completion or early cessation of the Phase III Clinical Trial.

9.2.Termination.  This Agreement may be terminated by a Party by notice in writing to the other Party, such notice to take effect as specified in the notice, as follows:

(a)by a Party, if the other Party is in material breach of this Agreement and such breach is incapable of being cured or, in the case of a breach capable of remedy within sixty (60) days, the breach is not remedied within sixty (60) days of the other Party receiving written notice specifying the breach and requiring its remedy;

(b)by a Party, in the event that the other Party or any of its Affiliates challenges or assists a third party in initiating or pursuing a challenge of any Intellectual Property Rights Controlled by such Party; or

(c)by a Party, by giving a notice at any time if (i) the other Party becomes insolvent or unable to pay its debts as and when they become due, or (ii) an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or (iii) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the other Party’s assets or business, or (iv) the other Party makes any composition with its creditors, or (v) the other Party ceases to continue its business, or (vi) as a result of debt and/or maladministration the other Party takes or suffers any similar or analogous action in any jurisdiction.

9.3.Consequences of Expiration or Termination.  Upon expiration or termination of this Agreement for any reason:

(a)the licenses granted under Article 6 shall terminate and be of no further force and effect;

(b)within forty-five (45) days after such termination, Ocugen shall provide to OrthoCellix an accurate summary of the status and results of its Manufacturing activities completed prior to the effective date of termination, as well as any documentation already existing related to Manufacturing deliverables developed or otherwise prepared by Ocugen hereunder prior to the effective date of termination;

(c)Ocugen shall promptly discontinue and wind-down any Manufacturing activities still ongoing; and

(d)within forty-five (45) days after such termination, Ocugen shall provide OrthoCellix with an invoice detailing all reasonable and non-cancellable costs that OrthoCellix has agreed to in writing and that Ocugen has expended for the performance of this Agreement.  OrthoCellix shall reimburse Ocugen for such costs within one (1) month after receipt of the undisputed invoice.

9.4.No Further Obligations.  Except as provided in this Article 9 or with respect to any other terms herein that, by their plain meaning or nature are intended to survive the expiration or earlier termination of this Agreement, and except in respect of any accrued rights, upon the expiration or termination of this Agreement, neither Party shall be under any further obligation to the other.

10.Indemnification; Limitations of Liability; Insurance

10.1.Indemnification by OrthoCellix.  OrthoCellix shall indemnify, defend and hold harmless Ocugen, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Ocugen Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Ocugen Indemnitees, or any of them, as a result of Claims of third parties, including personal injury and product liability claims, to the extent arising out of: (a) use of any of OrthoCellix’s Intellectual Property Rights as contemplated herein; (b) any material breach of this Agreement by OrthoCellix or any of its Affiliates or agents; (c) the gross negligence or willful misconduct of OrthoCellix, its Affiliates, their respective directors, officers, employees or agents; or (d) the conduct of the Phase III Clinical Trial including any product liability Claims.

10.2.Indemnification by Ocugen.  Ocugen shall indemnify, defend and hold harmless OrthoCellix, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “OrthoCellix Indemnitees”), against all Losses incurred by or imposed upon the OrthoCellix Indemnitees, or any of them, as a result of Claims of third parties, to the extent arising out of: (a) any material breach of this Agreement by Ocugen or any of its Affiliates or agents; or (b) the gross negligence or willful misconduct of

Ocugen, its Affiliates, their respective directors, officers, employees or agents but expressly excluding all product liability Claims.

10.3.Conditions to Indemnification.  A Person seeking recovery under Article 10 (the “Indemnified Party”) in respect of a Claim subject to indemnification under Article 10 (each, an “Indemnity Claim”) shall give prompt written notice of such Indemnity Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, that if the Indemnifying Party is not contesting its obligation under Article 10, the Indemnified Party shall permit the Indemnifying Party to control the investigation, defense and settlement of such Indemnity Claim; and further provided, that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Indemnity Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such Indemnity Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall cooperate with the Indemnifying Party in its investigation, defense and settlement of any such Indemnity Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Indemnity Claim.  If the Indemnifying Party does not assume and conduct the defense of the Indemnity Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Indemnity Claim in any manner the Indemnified Party may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 10.  The Indemnifying Party shall have no liability for any settlement of Indemnity Claims entered into by the Indemnified Party without the prior written consent of the Indemnifying Party.

10.4.Limited Liability.  IN NO EVENT SHALL OCUGEN BE LIABLE TO ORTHOCELLIX OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL OCUGEN’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID BY ORTHOCELLIX TO OCUGEN PURSUANT TO THIS AGREEMENT IN THE SIX-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

10.5.Insurance.  Each Party shall procure and maintain insurance, including product liability insurance in the case of OrthoCellix, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the term of this Agreement and for a period of five (5) years thereafter.  It is understood that such insurance shall not be construed to create a limit of OrthoCellix’s liability with respect to its indemnification obligations under this Article 10.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

11.Miscellaneous

11.1.Force Majeure.  Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from Force Majeure.  The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

11.2.Amendment.  This Agreement may only be amended in a writing signed by duly authorized representatives of both Ocugen and OrthoCellix.

11.3.Waiver.  No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

11.4.Invalid Clauses.  If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under Applicable Laws.

11.5.Notices.  Any notice to be given under this Agreement shall be in writing and shall be sent by registered mail to the address of the relevant Party set out below, or to such other address  as that Party may from time to time notify to the other Party in accordance with this Section 11.5.  The addresses and emails of the Parties are as follows:

in the case of Ocugen, to:

Shankar Musunuri

Ocugen, Inc.

11 Great Valley Parkway

Malvern, PA 19355, USA

Email: [**]

with a copy to:

[INSERT COPY TO INFORMATION]

in the case of OrthoCellix, to:

[INSERT ADDRESS INFORMATION]

with a copy to:

[INSERT COPY TO INFORMATION]

11.6.Dispute Resolution.  Before any dispute, difference or disagreement concerning this Agreement (“Dispute”) proceeds to litigation, the Parties shall seek to resolve the matter within thirty (30) days by referring it to each Party’s Chief Executive Officer.  The Parties’ respective Chief Executive Officers (or their designees) shall promptly meet in good faith to negotiate and resolve the Dispute.

11.7.Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding its conflicts of laws provisions.  Any legal suit, action, or proceeding arising out of or based upon this Agreement may be instituted in the federal courts of the United States of America or the courts of the state of Delaware in each case located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.  Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

11.8.Publicity.  Subject to any requirements or permissible disclosures under Section 8.4, neither Party will, without the prior written agreement of the other Party, (a) make any news release, public announcement, clinical publications, press release or other public statement relating to this Agreement or its subject matter, nor (b) in any manner advertise or publish the fact that the Parties have entered into this Agreement.  Subject to Section 8.4, the Parties agree that any clinical publications, press release or other public statement disclosing the existence of, or relating to this Agreement or the subject matter of this Agreement and further public communication on behalf of either of the Parties related to this Agreement will be jointly agreed and approved in advance by both of the Parties.

11.9.Entire Agreement.  This Agreement, including its Exhibits, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter.  The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

11.10.Purposes and Scope.  The Parties understand and agree that the relationship between the Parties described herein is limited to the activities, rights and obligations as set forth in this Agreement.  Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other rights other than as expressly set forth herein.

11.11.Assignment and Successors.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, except that either Party may assign this Agreement and its rights, obligations and interests without such consent (a) in whole or in part, to any of its Affiliates, provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliates, or (b) to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates, or shares representing a majority of its common stock voting rights or to any successor company resulting from any merger, consolidation, share exchange or other similar transaction.

11.12.Headings; Interpretation.  Headings in this Agreement are included for ease of reference only and shall have no legal effect. This Agreement shall be deemed to comprise the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) the singular shall include the plural and vice versa, (b) words such as “herein”, “hereof,” “hereby” and “hereunder” refer to this Agreement as a whole; (c) the words “include(s),” “including, “ “such as,” and “for example” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import unless otherwise specified; (d) the word “or” shall be deemed to include the word “and” (e.g., “and/or”); (e) references to a particular statute, law or regulation include all rules and regulations promulgated thereunder and any successor statute, law, rules or regulations then in effect, in each case including the then-current amendments thereto; (f) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or an Attachment or other appendix, without reference to a documents are to the specified provision, Attachment or appendix to this Agreement; and (g) neither Party shall be deemed to be acting “on behalf of” the other for purposes of this Agreement.

11.13.Expenses.  Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

11.14.Counterparts.  This Agreement may be executed in two or more counterparts and by facsimile and electronic PDF, each of which shall be deemed an original, and all of which taken together, shall constitute the same document.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Ocugen, Inc.	OrthoCellix, Inc.

Signature	Signature

Print name	Print name

Title	Title

Date	Date

EXHIBIT A - WORK PLAN